Exhibit 99.1

GLOBAL DEFENSE & NATIONAL SECURITY SYSTEMS, INC. FILES FORM 8-K IN RELATION TO EXTENSION AMENDMENTS

Reston, Virginia, July 14, 2015 - Global Defense & National Security Systems, Inc. (“GDEF” or the “Company”; NASDAQ: GDEF) announced today that it.has filed a Form 8-K with the Securities and Exchange Commission (“SEC”) in relation to the Extension Amendments will be considered at a special meeting of GDEF stockholders on July 17, 2015. All interested stockholders are urged to review the 8-K. Investors may access the document without charge at the SEC’s Internet Site (www.sec.gov), or via the SEC Filings link on investor.gdef.com

The special meeting regarding the Extension Vote will be held at 2000 Pennsylvania Ave. NW, Suite 6000, Washington, District of Columbia at 11:00 a.m. local time on July 17, 2015.

ABOUT GDEF

Global Defense & National Security Systems, Inc. (Nasdaq: GDEF) is a public company formed to acquire operating businesses in the U.S. defense and national security sector. GDEF was established in 2013 by the leadership of Global Strategies Group (GLOBAL), an international defense and national security company operating and investing in the sector since 1998. GDEF was established as part of the GLOBAL strategy to build technology businesses operating at the nexus of U.S. defense and national security priorities.

FORWARD LOOKING STATEMENTS

This presentation contains forward-looking statements that involve risks and uncertainties concerning the proposed business combination between GDEF and STG Group, Inc. (“STG”), STG’s expected financial performance, as well as STG’s strategic and operational plans. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed; the reaction of customers to the combination; general economic conditions; the possibility that GDEF may be unable to obtain stockholder approval as required for the transaction or that the other conditions to the closing of the transaction may not be satisfied; the transaction may involve unexpected costs, liabilities or delays; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement. In addition, please refer to the documents that GDEF files with the SEC on Forms 10-K, 10-Q and 8-K. The filings by GDEF identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. GDEF is under no duty to update any of the forward-looking statements after the date of this written communication to conform to actual results.

ADDITIONAL INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT

In connection with the proposed business combination between STG and GDEF pursuant to the terms of a Stock Purchase Agreement by and among STG, GDEF, Global Defense & National Security Holdings, LLC, and each of the stockholders listed thereto, GDEF has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on July 10, 2015. GDEF has also filed a proxy statement with the SEC on June 26, 2015 for its proposal to amend and restate its amended and restated certificate of incorporation to extend the amount of time it has to complete a business combination from 21 to 24 months (the “Extension Proposal”). Investors are urged to read these proxy statements (including all amendments and supplements) because they will contain important information. Investors may obtain free copies of the proxy statements when they become available, as well as other filings containing information about GDEF, without charge, at the SEC’s Internet site (http://www.sec.gov). The definitive proxy statement in connection with the proposed transaction will be mailed to stockholders of GDEF as of a record date to be established for voting upon the proposed combination, and the definitive proxy statement for the Extension Proposal was mailed to stockholders on or about July 1, 2015. These documents may also be obtained for free from GDEF’s Investor Relations web site (http://investor.gdef.com/) or by directing a request to GDEF at: Global Defense & National Security Systems, Inc., 11921 Freedom Drive, Suite 550, Two Fountain Square, Reston, VA 20190.

CONTACTS:

Joele Frank, Wilkinson Brimmer Katcher

Jamie Moser / Andrew Siegel / Leigh Parrish

212-355-4449